Exhibit 99.1

ONE LIBERTY PROPERTIES ENHANCES CREDIT FACILITY

- Extends Term And Eliminates Interest Rate Floor -

GREAT NECK, NY – January 5, 2015 – One Liberty Properties, Inc. (NYSE: OLP) announced that it entered into an amendment of its $75,000,000 revolving credit facility that extends the facility’s maturity to December 31, 2018 from March 31, 2015 and eliminates the 4.75% interest rate floor. Under the amendment, the interest rate equals the one month LIBOR rate plus an applicable margin which ranges from 175 basis points to 300 basis points depending on the ratio of One Liberty’s total debt to total value, as determined pursuant to the facility. The Company estimates that in the first quarter of 2015 the interest rate on the facility will be approximately 1.87% - a decrease of approximately 288 basis points from the interest rate in effect prior to this amendment.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, said, “We are pleased with our bank group’s continued confidence in One Liberty and our strategy. With the amendment and a reduction to our interest costs, we can continue to pursue accretive opportunities to deploy capital to grow our recurring cash flow.”

The bank group includes Manufacturers and Traders Trust Company, VNB New York, LLC, Bank Leumi USA, and Israel Discount Bank of New York. At December 31, 2014 there was an outstanding balance of $13.25 million under the facility.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, the Quarterly Reports on Form 10-Q filed thereafter, and in particular, ”Item 1A. Risk Factors” of such reports. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results, performance or achievements.

About One Liberty

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the One Liberty is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, health and fitness and other properties under long term leases. Most of One Liberty’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com.